                                                                    EXHIBIT 10.2

                            NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT (this "Agreement") is effective as of this 1st day of September, 2004, by and between R. H. Donnelley Corporation, a Delaware corporation, and SBC Communications Inc., a Delaware corporation.

         Capitalized terms not herein defined shall have the meanings assigned in the Directory Services License Agreement, dated as of the date hereof (the "Directory Services License Agreement"), by and among R. H. Donnelley Corporation, R.H. Donnelley Publishing & Advertising of Illinois Partnership (f/k/a The APIL Partners Partnership), an Illinois general partnership, DonTech II Partnership, an Illinois general partnership, Ameritech Corporation, a Delaware corporation and a direct wholly owned subsidiary of SBC Communications Inc., and SBC Directory Operations, Inc., a Delaware corporation and a direct wholly owned subsidiary of SBC Communications Inc.

                                    RECITALS:

         A. On the date of this Agreement, R. H. Donnelley Corporation, or one of its wholly owned Subsidiaries, is acquiring (i) from API, 1% of the outstanding partnership interests in APIL Partners and (ii) from API's wholly owned subsidiary APIL, (a) 99% of the outstanding partnership interests in APIL Partners, (b) 47% of the outstanding partnership interests in DonTech I, and (c) 50% of the outstanding partnership interests in DonTech II, pursuant to the Purchase Agreement;

         B. The Purchase Agreement provides that RHD and SBC (the "Parties") will enter into this Agreement as a condition to the closing of the transactions contemplated by the Purchase Agreement;

         C. Pursuant to the terms of the Purchase Agreement, on the date of this Agreement, R. H. Donnelley Corporation, APIL Partners, DonTech II, Ameritech Corporation and SBC Directory Operations, Inc. are entering into the Directory Services License Agreement in order to provide for the continued production, publication and distribution of Print Directories by Publisher following the closing of the transactions contemplated by the Purchase Agreement;

         D. SBC acknowledges that the agreements and covenants contained in this Agreement are essential to protect the benefits that RHD expects to receive pursuant to the transactions contemplated by the Purchase Agreement and the Directory Services License Agreement; and

         E. SBC acknowledges that the agreements and covenants contained in this Agreement were a material inducement to RHD's agreement to enter into the Purchase Agreement and the other agreements contemplated by the Purchase Agreement and the Directory Services License Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and the consummation of the transactions contemplated by the Purchase Agreement, the Parties agree as follows:

                                    ARTICLE 1

                              TERM AND TERMINATION

         SECTION 1.1 TERM. This Agreement will terminate immediately and without any further action when the Directory Services License Agreement expires at the end of the Term, is terminated by or on behalf of SBC Directory Operations in accordance with its terms or is terminated by or on behalf of Publisher in accordance with its terms or otherwise; provided, however, that notwithstanding the foregoing (i) in the event of a termination of the Directory Services License Agreement pursuant to Section 9.4 or 10.1(a) thereof, this Agreement shall remain in effect to the extent and for the periods specified in Section 9.4(d) and 10.1(a)(iv) thereof, respectively, and (ii) no termination or expiration of this Agreement will release SBC from liability for any prior breaches of any provision of this Agreement.

                                    ARTICLE 2

                           EXCLUSIVITY AND NON-COMPETE

         SECTION 2.1 PRINT DIRECTORIES.

         (a) Exclusivity. Publisher will have the exclusive right to (i) publish and distribute Print Directories and use the Licensed Marks in the Territory as contemplated in the Directory Services License Agreement and the other Commercial Agreements and (ii) solicit and sell Local and National yellow pages and white pages advertising for inclusion in such Print Directories. As used with respect to Print Directories, (i) "National" yellow pages and white pages advertising will have the same meaning as provided for such term under the current Yellow Pages Integrated Media Association ("YPIMA") minimum standards, and (ii) "Local" yellow pages and white pages advertising shall mean all such advertising that does not constitute National (as so defined).

         (b) Non-Compete. Until the termination of this Agreement, neither SBC nor any of its Subsidiaries will directly or indirectly engage in, manage, operate or have any profit or other equity interest (other than less than 5% of a Person) in any Person (other than pursuant to the Directory Services License Agreement) that engages in the business of (i) producing, publishing or distributing any Print Directories in the Territory, or (ii) soliciting or selling Local or National yellow pages or white pages advertising for inclusion in any Print Directories published or distributed in the Territory; provided, however, if the RHD Entities cease at any time to publish and distribute any Print Directory in the Territory, SBC may publish and distribute, or cause to be published and

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distributed, such directory to the extent necessary to comply with the Legal and
Regulatory Requirements.

         (c) Permitted Activities. Notwithstanding Sections 2.1(a) and 2.1(b) of this Agreement, neither RHD's exclusivity rights nor SBC's non-compete obligations described therein will prohibit (i) any SBC Entity from (A) producing, publishing or distributing (or selling advertising for inclusion in) industrial guides (other than the Illinois Industrial Guide) in the Territory so long as such products do not materially compete with and are not significant substitutes for Print Directories currently published by Publisher or (B) (1) managing, operating or having any profit or other equity interest in a Certified Marketing Representative ("CMR") with respect to the sale of National yellow pages and white pages advertising or (2) earning and collecting a CMR commission with respect to the sale of National yellow pages and white pages advertising, or (ii) the SBC Entities from soliciting or selling Telco-Sold White Pages Products. The Parties hereby agree to terminate, or cause to be terminated, on the date hereof the agreements set forth on Exhibit A with respect to street address directories outside of the Territory sold by DonTech II (and RHD agrees to transfer, or cause to be transferred, all relevant records for such street address directories to SBC Directory Operations).

         SECTION 2.2 EXISTING IYP DIRECTORIES.

         (a) Non-Compete. Until the termination of this Agreement, neither SBC nor any of its Subsidiaries will directly or indirectly engage in, manage, operate or have any profit or equity interest (other than less than 5% of a Person) in any Person (other than pursuant to the IYP Reseller Agreement) that engages in the business of soliciting or selling Local IYP Advertising for inclusion in Existing IYP Directories. Furthermore, until the termination of this Agreement, SBC will not license the Licensed Marks or any other mark relating to any SBC Telco, any Existing IYP Directory or any Future Electronic Directory for which Publisher is acting as exclusive sales agent in the Territory, to a third party (or Cingular or any of its Subsidiaries) for use in connection with soliciting and selling Local IYP Advertising for inclusion in Existing IYP Directories or, in the case of Cingular or any of its Subsidiaries, in Future Electronic Directories, except for incidental use ancillary to any solicitation and sales of Local IYP Advertising by a third party for which SBC does not receive any incremental monetary consideration.

         (b) Local and National IYP Advertising.

                  (i) "Local IYP Advertising" means, any advertising, which for this purpose shall include any unpaid listings, to be included in any Existing IYP Directory or Future Electronic Directory which is solicited from an advertiser physically located in the Territory (each, an "Advertiser"), other than any such advertising which (x) promotes
         (A) services to be rendered substantially outside the Territory or (B) products, if such advertising substantially directs potential purchasers to one or more business establishments or sales personnel physically located outside the Territory and (y) is solicited from an Advertiser who at the time of such solicitation has, or has a binding contract to place, advertisements in two or more other IYP or electronic directories, and "National IYP Advertising" will mean all such advertising which is solicited from an Advertiser that does not constitute Local IYP Advertising; provided, however, that for five years from the date of this Agreement (the "Five Year Period") any advertising to be included in any Existing IYP Directory or Future Electronic Directory which is solicited from an Advertiser who at the time of such solicitation (i) had previously purchased advertising included in SMARTpages (as defined in the IYP Reseller Agreement) shall be deemed to be Local IYP Advertising or (ii)
         (A) has Local white or yellow page advertising in a then current Print Directory or a binding contract to place such advertising in the next publication of a Print Directory shall be deemed to be Local IYP Advertising or (B) has National white or yellow page advertising in a then current Print Directory or a binding contract to place such advertising in the next publication of a Print Directory shall be deemed to be National IYP Advertising; and provided, further, that except to the extent otherwise provided in clause (ii) of the foregoing proviso, if at any time YPIMA or any successor directory industry association officially adopts, or subsequently amends, provisions which define or establish distinctions between local and national Directory Advertising for inclusion in IYP or other electronic directories (excluding Print Directories), then the foregoing definitions of "Local IYP Advertising" and "National IYP Advertising" will be replaced with such definitions or will be amended to reflect such distinctions, as applicable. The date on which such definitions or distinctions first become effective is referred to herein as the "New Regulation Date."

                  (ii) Unless the New Regulation Date shall have occurred, a reasonable time prior to the end of the Five Year Period, the parties to the Directory Services License Agreement will negotiate in good faith any revisions to such definitions which they deem appropriate or desirable and in so doing will give significant weight to any industry standards which may have developed which define or distinguish between local and national advertising in the context of Existing IYP Directories and/or Future Electronic Directories as they may evolve with changing technologies and practices; provided, however, that the foregoing shall not obligate either party to agree to any such revisions. During the term of the Directory Services License Agreement, the parties will negotiate in good faith policies and procedures (which must be consistent with the spirit and principles of the definitions in
         Section 2.2(b)(i) above, except that the first proviso to such definitions shall not be given effect for any period after the Five Year Period) that will be used to determine whether and to what extent IYP advertising which promotes services to be performed or products to be sold both inside and outside the Territory is Local IYP Advertising or National IYP Advertising (as the definitions of such terms may change over time).

               SECTION 2.3                  PREFERRED PROVIDER.

         (a) Future Electronic Directories. With respect to any Future Electronic Directory published by SBC or any of its Controlled Subsidiaries, SBC will give Publisher

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the opportunity to negotiate with SBC Directory Operations, for 30 days on a non-exclusive basis, a mutually acceptable agreement under which Publisher might become the sales agent of SBC or such Controlled Subsidiary for Local IYP Advertising for inclusion in such Future Electronic Directory for an agreed upon term and each party agrees to conduct such negotiations in good faith; provided, however, that (i) if Publisher makes a binding offer to SBC Directory Operations during such 30-day period setting forth in reasonable detail the price and all other material terms and conditions on which it is prepared to agree to perform such services, then SBC or such Controlled Subsidiary will not enter into any agreement with a third party to provide such services unless the price and such other material terms and conditions of such third party agreement are, in the aggregate and in SBC Directory Operations' reasonable judgment, more favorable to SBC or such Controlled Subsidiary than those offered by Publisher to SBC or such Controlled Subsidiary and (ii) the foregoing will not impose any obligation on either party to agree to or enter into any such agreement. Neither SBC nor any of its Controlled Subsidiaries will enter into any agreement with any third party to offer or sell any Local IYP Advertising for inclusion in a Future Electronic Directory which agreement has a term of more than three years and, within a commercially reasonable period before the expiration of the term of any such agreement, SBC Directory Operations will initiate a new preferred provider process prior to renewing, extending or replacing such agreement; provided, however, that if and when Cingular becomes a Controlled Subsidiary of SBC, the foregoing shall not apply until the expiration (without giving effect to any discretionary renewal rights in favor of Cingular) or termination of any then existing sales agency arrangements of Cingular or any of its Subsidiaries with respect to the sale of Local IYP Advertising in the Territory for inclusion in a Future Electronic Directory.

         (b) Print Directories. With respect to any Print Directory published by Cingular or any of its Subsidiaries when Cingular is a Controlled Subsidiary of SBC, SBC will give Publisher the opportunity to negotiate with Cingular, for 30 days on a non-exclusive basis, a mutually acceptable agreement under which Publisher might become Cingular's sales agent for Local yellow pages and white pages advertising for inclusion in such Print Directory for an agreed upon term and each party agrees to conduct such negotiations in good faith; provided, however, that (i) if Publisher makes a binding offer to Cingular during such 30-day period setting forth in reasonable detail the price and all other material terms and conditions on which it is prepared to agree to perform such services, then Cingular will not enter into any agreement with a third party to provide such services to it unless the price and such other material terms and conditions of such third party agreement are, in the aggregate and in Cingular's reasonable judgment, more favorable to it than those offered by Publisher to it and (ii) the foregoing will not impose any obligation on either party to agree to or enter into any such agreement. At any time when Cingular is a Controlled Subsidiary of SBC, SBC will not permit Cingular or any of its Subsidiaries to enter into any agreement with any third party to offer or sell any Local yellow pages or white pages advertising for inclusion in any Print Directory published by it which agreement has a term of more than three years and, within a commercially reasonable period before the expiration of the term of any such agreement, Cingular will initiate a new preferred provider process prior to renewing, extending or replacing such agreement. Notwithstanding the foregoing, if any Print Directory published by Cingular or any of its Subsidiaries at the time when Cingular becomes a Controlled Subsidiary of SBC is subject to an existing sales agency agreement with respect to the sale of Local yellow pages or white pages advertising in the Territory for inclusion in such Print Directory, then this Section 2.3(b) shall not apply to such Print Directory until the expiration or termination (without giving effect to any discretionary renewal rights in favor of Cingular or its Subsidiaries) of such agreement.

         SECTION 2.4 ACQUISITION BY OR OF SBC.

         (a) If SBC acquires a Person whose operations would cause SBC to violate Sections 2.1 or 2.2 of this Agreement, then SBC will not be deemed to have breached such Sections as a result of such operations if it in good faith attempts to divest or cease such operations and in fact divests or ceases such operations within 12 months of the closing of such acquisition.

         (b) If SBC is acquired by a Person that is engaged in operations that cause SBC to violate Sections 2.1 or 2.2 of this Agreement, then SBC will not be deemed to have breached such Sections as a result of such operations of the acquiring party that exist as of the closing of such sale so long as the acquiring party agrees in writing that (i) Publisher will continue to have the exclusive right to produce, publish and distribute (and solicit or sell advertising for) Print Directories in the Territory and use the ILEC brand as contemplated in the Directory Services License Agreement and the other Commercial Agreements, and (ii) it and its Controlled Affiliates will agree to abide by the restrictions set forth under Sections 2.1(b), 2.2 and 2.3 and
Article 3 of this Agreement; provided, however, in the event that the acquiring party substitutes a New ILEC Brand for the existing ILEC brand in the Territory, Publisher will have the exclusive right and obligation to use the New ILEC Brand for the publishing of Print Directories and the acquiring party must shut down any of its existing Print Directories or rebrand them so that such directories do not use the New ILEC Brand, the Licensed Marks or any brand or mark which purchaser previously used on any print directory distributed in the Territory or on any Existing IYP Directory or Future Electronic Directory for which acquiring party sold Local IYP Advertising in the Territory.

         SECTION 2.5 RESERVATIONS.

         (a) No Rights to Electronic Directory Platforms. Subject to the IYP Reseller Agreement, nothing in this Agreement will give either Party any right to place advertising or, except as expressly provided in Section 2.3 of this Agreement, otherwise participate in any existing or future electronic directory platform or service owned or used by the other Party.

         (b) Cingular. None of the obligations set forth in Section 2.1 or 2.2 of this Agreement will apply to Cingular or any of its Subsidiaries; provided, however, that, Section 2.1(b) shall apply to Cingular and its Subsidiaries from and after the time (if any) that Cingular becomes a wholly owned Subsidiary of SBC (the "Wholly Owned Date") and; provided, further, that neither Cingular nor any of its Subsidiaries will be deemed to be in violation of Section 2.1(b) of this Agreement as a result of any activities that any of them conducts as of the Wholly Owned Date and they may continue to conduct such activities without violating 2.1(b) of this Agreement, in each case as long as such activities were commenced for a valid business purpose and not primarily for the purpose of circumventing the restrictions in this Section 2.5(b) and Section 2.1(b) of this Agreement. Notwithstanding this
Section 2.5(b), (i) if any Subsidiary or business of SBC that is subject to the restrictions in Sections 2.1 and 2.2 of this Agreement is sold or otherwise transferred to Cingular or any of its Subsidiaries, such Subsidiary or business (but not any other Subsidiary or business of Cingular) will remain subject to such restrictions as long as they apply to SBC, and (ii) if Cingular or any of its Subsidiaries merges into, consolidates with or otherwise transfers all or any portion of its assets or its Subsidiaries' assets to any SBC Entity that is subject to the restrictions in Sections 2.1 and 2.2 of this Agreement, the obligations of such SBC Entity under this Agreement shall not be affected by such transaction.

                                    ARTICLE 3

                                NON-SOLICITATION

         SECTION 3.1 NON-SOLICITATION. During (a) the period between the date of this Agreement and the second anniversary (or, in the case of senior sales and executive management, the third anniversary) of the date of this Agreement and
(b) the two year period (or, in the case of senior sales and executive management, the three year period) following the termination of this Agreement, no SBC Entity will, directly or indirectly, through one or more of its Affiliates, on behalf of itself or any other Person, recruit or otherwise solicit or induce any employee of the RHD Entities or any of their successors to terminate his or her employment relationship with the RHD Entities or any of their successors. The foregoing will not, however, prohibit any SBC Entity from publishing any general public solicitation of employment opportunities or employing anyone who responds to such solicitation.

                                    ARTICLE 4

                             OTHER PRINT DIRECTORIES

         SECTION 4.1 OTHER PRINT DIRECTORIES. If SBC determines to outsource or sell all of its print directory publishing business in any State or States (excluding any such sale which also involves any other non-directory businesses or assets of any SBC Entity), RHD will be entitled to receive notice of SBC's intent to so outsource all or sell any such aspect, as the case may be, of its publishing business and SBC will in good faith provide RHD with the opportunity to participate in any bidding with respect to such outsourcing or sale process.

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                                    ARTICLE 5

                                  MISCELLANEOUS

         SECTION 5.1 ASSIGNMENT. Except as provided in Sections 9.5 and 10.1 of the Directory Services License Agreement, no Party may assign all or any of its rights or obligations under the Agreement without the prior written consent of the other Parties, except that any Party may assign all of its rights and obligations under this Agreement (a) in connection with a sale of all or substantially all of its assets or by merger or consolidation if the purchaser assumes in writing all of the assigning Party's rights and obligations under this Agreement in a form reasonably acceptable to the other Party and (b) to (i) any of its Affiliates or (ii) any lender or any other party as collateral in connection with any financing provided that no such assignment permitted by this clause (b) will relieve such Party of any of its obligations under this Agreement.

         SECTION 5.2 COSTS; EXPENSES. In addition to any rights and remedies that the Parties may have under applicable law, if either Party breaches this Agreement and the other Party seeks and obtains appropriate relief therefor, then the non-breaching Party will be entitled to recover any reasonable costs or expenses, including attorneys fees and disbursements, incurred by such non-breaching Party in obtaining such relief from the breaching Party.

         SECTION 5.3 NOTICES. Any notice required or permitted under this Agreement will be in writing and will be hand-delivered, sent by confirmed facsimile or mailed by overnight express mail. Notice will be deemed to have been given when such notice is received. Addresses for notices are as follows:

             If to a SBC Entity:

                    SBC Communications Inc.
                    175 East Houston
                    San Antonio, Texas 78205
                    Attention: Wayne Watts, Esq.
                    Facsimile: (210) 351-3257

                    and

                    SBC Directory Operations, Inc.
                    One SBC Center
                    St. Louis, Missouri 63101
                    Attention: Linda Legg, Esq.
                    Facsimile: (314) 242-8992

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

             With a copy to:

                    Sullivan & Cromwell LLP
                    125 Broad Street
                    New York, New York 10016
                    Attention: Duncan C. McCurrach
                    Facsimile: (212) 558-3588

             If to RHD or Publisher:

                    R. H. Donnelley Corporation
                    1001 Winstead Drive
                    Cary, North Carolina 27513
                    Attention: Robert J. Bush, Esq.
                    Facsimile: 919-297-1518

             With a copy to:

                    Jones Day
                    222 East 41st Street
                    New York, New York 10017
                    Attention: John J. Hyland, Esq.
                    Facsimile: 212-755-7306

or at such other address as any Party may provide to the others by written notice.

         SECTION 5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter of this Agreement, and supersedes any prior agreements, representations, statements, understandings, proposals, undertakings or negotiations, whether written or oral, with respect to the subject matter expressly set forth in this Agreement.

         SECTION 5.5 SEVERABILITY. If any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity will not invalidate the entire Agreement, unless such construction would be unreasonable. This Agreement will be construed as if it did not contain the invalid or unenforceable provision or provisions, and the rights and obligations of each Party will be construed and enforced accordingly, except that in the event such invalid or unenforceable provision or provisions are essential elements of this Agreement and substantially impair the rights or obligations of a Party, the Parties will promptly negotiate in good faith a replacement provision or provisions.

         SECTION 5.6 NO THIRD PARTY BENEFICIARIES. This Agreement is intended solely for the benefit of the Parties, and no third-party beneficiaries are created by this Agreement. This Agreement does not provide and should not be construed to provide third parties with any remedy, claim, liability, reimbursement, cause of action or other privilege.

         SECTION 5.7 BINDING EFFECT. This Agreement will be binding on and inure to the benefit of the Parties, and their respective successors and permitted assigns.

         SECTION 5.8 WAIVERS. No waiver of any provision of this Agreement, and no consent to any default under this Agreement, will be effective unless the same is in writing and signed by an officer of the Party against whom such waiver or consent is claimed. In addition, no course of dealing or failure of a Party strictly to enforce any term, right or condition of this Agreement will be construed as a waiver of such term, right or condition. Waiver by a Party of any default by any other Party will not be deemed a waiver of any subsequent or other default.

         SECTION 5.9 HEADINGS. The headings and numbering of sections and paragraphs in this Agreement are for convenience only and will not be construed to define or limit any of the terms in this Agreement or affect the meaning or interpretation of this Agreement.

         SECTION 5.10 SURVIVAL. Any liabilities or obligations of a Party for acts or omissions occurring prior to the cancellation or termination of this Agreement and any obligations of a Party under any other provisions of this Agreement which, by their terms, are contemplated to survive (or be performed after) termination of this Agreement (subject to any time limitations specified therein) will survive the cancellation or termination of this Agreement.

         SECTION 5.11 MODIFICATIONS. No amendments, deletions, additions or other modifications to this Agreement will be binding unless evidenced in writing and signed by an officer of each of the respective parties hereto.

         SECTION 5.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. This Agreement will become effective when one or more counterparts have been signed by each and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart.

         SECTION 5.13 REMEDIES. The Parties agree that all disputes or controversies arising out of or relating to this Agreement shall be resolved using the procedures set forth in the Directory Services License Agreement, including Sections 18.1, 18.3, 18.4, 18.5 and 18.6, which are incorporated herein by this reference.

         SECTION 5.14 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         SECTION 5.15 ACKNOWLEDGEMENTS. The Parties expressly agree that the duration, scope and geographic area of the restrictions set forth in Articles 2 and 3 are reasonable. SBC acknowledges that such covenants and restrictions are necessary, fundamental and required for the protection of the business purchased by RHD pursuant to the Purchase Agreement, that such covenants and restrictions relate to matters that are of a special, unique and extraordinary value and that RHD would not enter into the Purchase Agreement, the Directory Services License Agreement and related agreements or the transactions contemplated thereby without the protection provided by this Agreement.

               IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

                                           SBC COMMUNICATIONS INC.

                                       By: /s/ James S. Kahan
                                           -------------------------------------
                                           Name: James S. Kahan
                                           Title: Sr. Exec. VP - Corp Dev.

                                           R. H. DONNELLEY CORPORATION

                                       By: /s/ Robert J. Bush
                                           -------------------------------------
                                           Robert J. Bush
                                           Vice President, General Counsel
                                           and Corporate Secretary